UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 2, 2008
PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PIXELWORKS INC. AND SUBSIDIARIES

Item 8.01	Other Events.
On June 2, 2008, Pixelworks, Inc. (“Pixelworks” or the “Company”) announced that it plans to effect a one-for-three reverse stock split of the Company’s common stock.
On May 20, 2008, the Company’s shareholders voted to give the Board of Directors the authority to effect a reverse stock split at a ratio within a range of one-for-two to one-for-five shares. After the annual meeting, the Board of Directors approved the implementation of the reverse stock split at a ratio of one-for-three. The reverse stock split will be effective upon the Company’s filing of a Third Amendment to its Sixth Amended and Restated Articles of Incorporation with the Oregon Secretary of State, which is expected to occur at the open of the NASDAQ Global Market on June 4, 2008. The reverse stock split will reduce the number of shares of Pixelworks’ common stock outstanding from approximately 44 million shares to approximately 15 million shares. Cash will be issued in lieu of fractional shares, based on the closing trading price of our common stock on the NASDAQ Global Market on the trading day immediately prior to the effective date.
On June 4, 2008, Pixelworks’ common stock will begin trading under the symbol “PXLWD.” The stock is expected to trade under the symbol “PXLWD” for a period of 20 trading days. Thereafter, it will resume trading under the Company’s original symbol “PXLW.”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PIXELWORKS, INC. (Registrant)
	By:	/s/ Steven L. Moore
Date: June 2, 2008		Steven L. Moore
Vice President, Chief Financial Officer, Secretary and Treasurer